Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-73808, No. 33-73810, No. 33-73812, No. 33-77844, No. 333-124558 and No. 333-170248) of Eastman Chemical Company of our report dated February 22, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for pension and other postretirement benefit obligations and inventory costing (Note 2), for which the date is May 16, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 16, 2012

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